IMMEDIATE ACTION NEEDED

PRINCIPAL CAPITAL APPRECIATION SELECT ETF
Dear Shareholder:
You are receiving this communication as you are a shareholder in the Principal Capital Appreciation Select ETF (the “Fund”). The Board of Trustees recommends that you vote FOR the proposal. It is important that you exercise your right to vote before the Special Meeting of Shareholders to be held June 25, 2026.
Shareholders are being asked to consider and approve a change to the Fund's sub-classification under the Investment Company Act of 1940, as amended, from "diversified" to "non-diversified" and to change the related fundamental investment restriction.
All communications regarding the proxy will STOP within 3 business days of you voting your shares. You can vote right now by clicking the link below:
<< VOTE HERE >>
Principal Exchange Traded Funds has engaged Sodali & Co. to solicit their shareholders. If you would like to vote with a live agent, you can call Sodali at:
1-888-569-8137
Hours of Operation:
•Monday - Friday from 10:00 a.m. to 11:00 p.m. ET
•Saturday from 12:00 p.m. to 5:00 p.m. ET
Once you vote, all mailings and calls will stop!
Thank you in advance for your consideration on this important vote.
Thank you,
Deanna Y. Pellack
Counsel And Secretary
PRINCIPAL EXCHANGE-TRADED FUNDS
Link to all materials https://proxyvotinginfo.com/p/prinetf
The Proxy Statement contains important information about the proposal affecting your fund and therefore you are advised to read it.

PRINETF-NOBO-Edel